Exhibit 10.2

Amendment No. 4 to Management Services Agreement

This Amendment No. 4 (this “Amendment”) to the Management Services Agreement, dated March 24, 2021, as amended on June 18, 2021, November 9, 2022 and May 12, 2023 (the “MSA”), is made this 7th day of August 2026, by and between Immix Biopharma, Inc., a Delaware corporation (the “Company”), and Alwaysraise, LLC, a California limited liability company (“Alwaysraise” and together with the Company, the “Parties”). Capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the MSA.

WHEREAS, Gabriel Morris (“Mr. Morris”) is the sole principal of Alwaysraise;

WHEREAS, pursuant to the MSA, the Company engages Mr. Morris as the Company’s Chief Financial Officer; and

WHEREAS, the Parties desire to amend the MSA as set forth herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the MSA as follows:

1. Amendments.

1.1 Section 4 is hereby deleted in its entirety and replaced with the following:

4. Compensation. For the services Mr. Morris performs hereunder, the Company shall pay to Alwaysraise an annual management services fee of $515,000, with such increases (but no decreases) as may be determined by the Compensation Committee of the Board (the “Compensation Committee”) from time to time (as increased from time to time, the “Annual Service Fee”), to be paid in equal, monthly installments in arrears. In addition to the Annual Service Fee, Mr. Morris shall be eligible to receive equity awards from time to time under any equity-related incentive plan maintained by the Company (such plan, the “Stock Plan”), as determined by the Compensation Committee in its sole discretion within the parameters of the Stock Plan.

1.2 Section 19.(a) is hereby deleted in its entirety and replaced with the following:

19.(a) Bonus. In addition to the compensation set forth in Section 4, Mr. Morris will be eligible to receive annual cash bonuses as determined by the Compensation Committee in its sole discretion based on the Compensation Committee’s evaluation of Mr. Morris’s individual performance for the relevant period and the satisfaction of goals that may be established by the Compensation Committee, provided that Mr. Morris’s annual targeted cash bonus shall be in an amount equal to 50% of the Annual Service Fee (as may be increased from time to time) (the “Targeted Bonus”). The Compensation Committee may also pay or grant Mr. Morris discretionary cash bonuses from time to time in its discretion, or increase the Targeted Bonus from time to time, at any time, in its discretion. Such increase(s) in Targeted Bonus shall be documented in the Company’s records, but shall not require the Parties to enter into a new or amended form of the MSA.

1.4 A new Section 19.(g) shall be added to the MSA which shall provide as follows:

19.(g) Additional Compensation. Mr. Morris shall be eligible to receive such other compensation as may from time to time be awarded to him by the Compensation Committee, in its sole discretion.

2. Severability. The provisions of this Amendment are severable and if any part of it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3. No Other Amendments; Confirmation. All other terms of the MSA shall remain in full force and effect. The MSA, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

5. Governing Law. This Amendment is made and shall be construed and performed under the laws of the State of Delaware without regard to its choice or conflict of law principles.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed on the date and year first written above.

IMMIX BIOPHARMA, INC.		ALWAYSRAISE LLC

By:	/s/ Ilya Rachman	By:	/s/ Gabriel Morris
Name:	Ilya Rachman	Name:	Gabriel Morris
Title:	Chief Executive Officer